Exhibit 99.1

iMergent Announces Addition to Senior Management

Phoenix, June 23, 2009  (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG - News), today announced that it has appointed David H. Krietzberg as Senior Vice President and Chief Administrative Officer  of iMergent Inc.

Prior to joining iMergent, Inc., Krietzberg held positions with Mitel Networks, Inc, Inter-Tel Technologies, Inc and Executone Information Systems, Inc.  including Chief Financial Officer, Vice President of Finance and Treasurer.  Krietzberg has extensive experience in operations management, strategic planning, financial management, building organizations and developing high performance teams. Krietzberg has both an MBA in finance and a BBA in accounting from Pace University.

Steven G. Mihaylo, iMergent's chief executive officer, stated, `` I am very excited about this addition to our senior management team. David will work with our team to continue to improve all of our processes and execution. David will be particularly helpful in providing assistance with all of our new initiatives including Crexendo Business Solutions, Inc. As iMergent continues to expand both its scope and physical presence I am excited to have David work with us to increase execution, company results and shareholder value. I have worked with David previously, he is tenacious and goal oriented, he will work with me and our team to reach our goals effectively and efficiently.”   Clint Sanderson, president of the StoresOnline division added that “we are all pleased that someone with David’s experience and passion is joining us, it will be an exciting addition to the entire organization and continue our progress in making iMergent a world class organization.”

About iMergent

iMergent provides e-commerce solutions to entrepreneurs and businesses enabling them to sell and market their products or services over the Internet.  The company sells its proprietary software and services to entrepreneurs and businesses, which allows them to sell and market their products and services, accept online orders, analyze marketing performance and manage pricing and customers over the Internet.  In addition to software and services, iMergent offers e-commerce enabled web site development and implementation, web site hosting, search engine optimization (SEO) and training.  iMergent, StoresOnline and Crexendo Business Solutions are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a ``safe harbor'' for such forward-looking statements. The words ``believe,'' ''expect, `` ''anticipate, `` ''estimate, `` ''will`` and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information relating to iMergent: (i) improving its processes and execution, (ii) increasing execution, company results and shareholder value and (iii) reaching its goals effectively and efficiently. For a more detailed discussion of risk factors that may affect iMergent’s' operations, please refer to the Company's Form 10-K for the year ended  June 30,2008, and Forms 10-Q for the period ended  September 30, 2008, December 31, 2008 and March 31, 2009. These forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

Contact:

iMergent, Inc.

Steven G. Mihaylo, CEO, 775-530-3955

Stevemihaylo@imergentinc.com